EX-99.d.1.i

AMENDMENT NO. 4 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP ADVISER FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Macquarie Investment Management Business Trust (the “Investment Manager”), amended as of the 16th day of April, 2021, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Management Fee Schedule (as a
percentage of average daily net assets)
Fund Name	Effective Date	Annual Rate
0.55% on first $500 million
0.50% on next $500 million
Delaware Diversified Income Fund	January 4, 2010	0.45% on next $1.5 billion
0.425% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,		DELAWARE GROUP ADVISER FUNDS
A series of Macquarie Investment Management
Business Trust

By:	/s/ David F. Connor	By:	/s/ Shawn K. Lytle
Name: David F. Connor		Name: Shawn K. Lytle
Title: Senior Vice President		Title: President and Chief Executive Officer